Exhibit 99.1

February 6, 2014

Stephanie Weggeland
Las Vegas Office
2580 Anthem Village Drive
Henderson, NV 89052

Dear Ms. Weggeland:

Per SEC requirements, below is the SEC filing related to the change in accountant allowing you to file your SEC acknowledgment within 10 days. Thank you.

Item 4.01 Change in Registrant’s Certifying Accountant
On December 18, 2013, De Joya Griffith LLC (“De Joya”) resigned as the independent auditor for GEI Global Energy Corp (the “Company’s”) for the fiscal year ending October 31, 2013. The company’s board subsequently approved the engagement of Manning Elliot LLP (‘ME”) as the independent auditor for the Company effective January 1, 2014.

During the past two years, and subsequent periods preceding the cessation of the relationship with De Joya, did not contain an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with De Joya on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures or any reportable events, which disagreement, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

The Company has not, during the past two years, and any subsequent periods prior to engaging ME, consulted with ME regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither written nor oral advice was provided by ME which was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement with De Joya.

Sincerely,

/s/ K. Joel Berry

K. J. Berry
Chairman and CEO